UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________
FORM 8-K
 ________________________
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2013

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LKQ CORPORATION
(Exact name of registrant as specified in its charter)

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Delaware	000-50404	36-4215970
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

500 West Madison Street, Suite 2800 Chicago, IL		60661
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (312) 621-1950
N/A
(Former name or former address, if changed since last report)

 ________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Amended and Restated Credit Agreement
On May 3, 2013, LKQ Corporation (“LKQ” or the “Company”), LKQ Delaware LLP, and certain other subsidiaries (collectively, the “Borrowers”), entered into an amended and restated credit agreement (the “Second Amended and Restated Credit Agreement”) with the several lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, Bank of America N.A., as syndication agent, The Bank of Tokyo-Mitsubishi UFJ, LTD and RBS Citizens, N.A., as co-documentation agents, and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Bank of Tokyo-Mitsubishi UFJ, LTD and RBS Citizens, N.A., as joint lead arrangers and joint bookrunners. The Second Amended and Restated Credit Agreement retains many of the terms of the Company's amended and restated credit agreement dated September 30, 2011 (the “Original Credit Agreement”) while also modifying certain terms to (1) extend the maturity date by approximately two years to May 3, 2018; (2) increase the total availability under the credit agreement from $1.4 billion to $1.8 billion (composed of $1.20 billion in the revolving credit facility's multicurrency component, thus increasing the Company's foreign currency availability by $700 million, $150 million in the revolving credit facility's US dollar component, and $450 million of term loans, thus increasing the existing outstanding term loans by $35 million), which represents a $100 million increase from the $1.7 billion previously announced as expected to be incurred; (3) increase the maximum net leverage ratio covenant to 3.50 to 1.00 from 3.00 to 1.00; (4) modify the maximum net leverage ratio covenant available in connection with permitted acquisitions in excess of $200 million during any four consecutive fiscal quarters to 4.00 to 1.00 from 3.50 to 1.00; (5) increase the amount of letters of credit that may be issued under the revolving credit facility to $150 million from $125 million; (6) raise the amount of swing line loans available under the revolving credit facility to $50 million from $25 million; (7) add certain subsidiaries as additional Borrowers under the revolving credit facility; and (8) make other immaterial or clarifying modifications and amendments to the terms of the Original Credit Agreement. The Second Amended and Restated Credit Agreement allows the Company to increase the amount of the revolving credit facility or obtain incremental term loans up to the greater of $400 million or the amount that may be borrowed while maintaining a senior secured leverage ratio of less than or equal to 2.50 to 1.00. Amounts under the initial and additional term borrowings, which total $450 million as of the amendment date, will be due and payable in quarterly installments equal to 1.25% of the original principal amount beginning on September 30, 2013. The remaining balance under the New Term Loan Facility will be due and payable on the maturity date of the Second Amended and Restated Credit Agreement. The additional term loan borrowing of $35 million will be used to pay fees related to the amendment and restatement and for general corporate purposes.
This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Amendment and Restatement Agreement that is filed as Exhibit 4.1 to this report and incorporated herein by reference.
A copy of the press release issued by LKQ related to the Second Amended and Restated Credit Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Assignment of Swap Contracts
On April 30, 2013, JPMorgan Chase Bank, N.A. ("JP Morgan"), the counterparty on certain of the Company's floating to fixed interest rate swaps, assigned its obligations under its swap contracts to Wells Fargo Bank, N.A. and Bank of America, N.A. JP Morgan is no longer a secured lender under the Second Amended and Restated Credit Agreement and therefore assigned its obligation to Wells Fargo Bank, N.A. and Bank of America, N.A. The Company believes Wells Fargo Bank, N.A. and Bank of America, N.A. are creditworthy to perform their obligations as the counterparty to their respective swap contracts. The counterparty, notional amount, maturity date and fixed interest rate of each of the swaps assigned by JP Morgan are listed below.

New Counterparty	Notional Amount	Maturity	Fixed Interest Rate
Wells Fargo Bank, N.A.	USD $250 million	October 14, 2015	1.5638%
Wells Fargo Bank, N.A.	USD $60 million	October 31, 2016	1.1950%
Bank of America, N.A.	CAD $25 million	March 24, 2016	1.4300%

The description of the Wells Fargo swap contracts contained herein is qualified in its entirety by reference to the ISDA Master Agreement between Wells Fargo Bank, N.A. and LKQ Corporation, and related Schedule, a copy of which will be filed with our Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2013.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description of Exhibit
4.1
Amendment and Restatement Agreement dated as of May 3, 2013 by and among LKQ Corporation, LKQ Delaware LLP, and certain additional subsidiaries of LKQ Corporation, as borrowers, certain financial institutions, as lenders, and Wells Fargo Bank, National Association, as administrative agent.

99.1	LKQ Corporation Press Release dated May 6, 2013.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 6, 2013

LKQ CORPORATION

By:	/s/ JOHN S. QUINN
John S. Quinn
Executive Vice President and Chief Financial Officer